Exhibit 99.1

May 10, 2007

To Our Shareholders:

Here at Citizens Financial Corp. we strive not only to be the premier provider of financial services in our market, but also to keep our shareholders and investors informed of our progress.  In that regard, it has been our custom to provide shareholders with professionally printed quarterly reports following the first three quarters each year.  We will continue to provide you with this important information. However, in order to improve our efficiency, we will follow the lead of some of the nation’s most successful banks by taking advantage of our technology and posting the reports to our website, www.cnbelkins.com.  Not only will this reduce costs, but it will also make our data available to a much wider audience.  You will, of course, continue to receive our annual report and proxy by mail just as you have in the past.

We believe you will find our website a very informative and useful tool.  In addition to the quarterly reports, you will also find our 10-Q quarterly reports and 10-K annual reports to the Securities Exchange Commission posted there.  It also contains a wealth of information about our products and services, including online banking, our locations, hours, recent events and it even contains calculators to help you manage your affairs and plan for your future.

We invite you to visit our website often.  If you are unable to do so and need information, please feel free to contact us by phone at 304-636-4095 or stop by one of our locations.  Information on our financial condition may also be obtained by contacting our Chief Financial Officer, Tom Derbyshire, at the number above or by writing to P.O. Box 1519, Elkins, WV  26241.

In closing, thank you for the confidence you have placed in Citizens Financial Corp.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President & CEO